Exhibit 10.1

SALE OF CRESCENT CROSSTOWN APARTMENTS

9712 BOSQUE CREEK CIRCLE

TAMPA, FLORIDA

*  *  *

PURCHASE AND SALE AGREEMENT

BETWEEN

GGT CRESCENT CROSSTOWN FL VENTURE, LLC,

AS SELLER

AND

CENTENNIAL HOLDING COMPANY, LLC

AS PURCHASER

*  *  *

EFFECTIVE DATE: SEPTEMBER 8, 2015

ARTICLE 1 PURCHASE AND SALE OF PROPERTY		1

1.1	Land	1
1.2	Improvements	1
1.3	Personal Property	1
1.4	Leases	1
1.5	Licenses	2
1.6	Security Deposits	2
1.7	Guaranties	2
1.8	Contracts	2
1.9	Permits	2
1.10	Intangibles	2

ARTICLE 2 PURCHASE PRICE AND DEPOSIT		2

2.1	Payment	2
2.2	Deposit	2

ARTICLE 3 TITLE AND SURVEY		3

3.1	State of Title to be Conveyed	3
3.2	Title Commitment and Survey	3

ARTICLE 4 PROPERTY INFORMATION		5

4.1	Property Information	5

ARTICLE 5 PURCHASER’S DUE DILIGENCE		5

5.1	Purchaser’s Due Diligence	5
5.2	As Is, Where Is	7

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		9

6.1	Seller’s Representations and Warranties	9
6.2	Purchaser’s Representations and Warranties	11
6.3	Knowledge and Notice	11
6.4	Survival	11

ARTICLE 7 COVENANTS OF PURCHASER AND SELLER		12

7.1	Operation of Property	12
7.2	Governmental Notices	13
7.3	Litigation	14
7.4	Tradenames and Service Marks	14
7.5	Estoppel Certificates	14

ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING		15

8.1	Conditions Precedent to Purchaser’s Obligation to Close	15
8.2	Conditions Precedent to Seller’s Obligation to Close	15
8.3	Failure of a Condition	15
8.4	Representations and Warranties	16
ARTICLE 9 CLOSING		16

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9.1	Closing Date	16
9.2	Seller’s Obligations at the Closing	16
9.3	Purchaser’s Obligations at the Closing	18
9.4	Escrow	18
9.5	Costs and Adjustments at Closing	18

ARTICLE 10 DAMAGE AND CONDEMNATION		20

10.1	Damage	20
10.2	Condemnation and Eminent Domain	21

ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS		21

11.1	Seller Default At or Before Closing	21
11.2	Seller Default From and After Closing	22
11.3	Purchaser Default	22
11.4	Delivery of Materials	22

ARTICLE 12 BROKERAGE COMMISSION		23

12.1	Brokers	23
12.2	Indemnity	23

ARTICLE 13 NOTICES		23

13.1	Written Notice	23
13.2	Method of Transmittal	23
13.3	Addresses	23

ARTICLE 14 ASSIGNMENT		25

ARTICLE 15 MISCELLANEOUS		25

15.1	Entire Agreement	25
15.2	Modifications	25
15.3	Gender and Number	25
15.4	Captions	25
15.5	Successors and Assigns	25
15.6	Controlling Law	25
15.7	Exhibits	25
15.8	No Rule of Construction	25
15.9	Severability	26
15.10	Time of Essence	26
15.11	Business Days	26
15.12	No Memorandum	26
15.13	Press Releases	26

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15.14	Attorneys’ Fees and Costs	26
15.15	Counterparts and Expiration of Offer	26
15.16	Waiver of Jury Trial	26
15.17	Confidentiality	26
15.18	Jurisdiction and Service of Process	27
15.19	Exculpation	27
15.20	Disclosures	28

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A –	Legal Description
Exhibit B –	Escrow Agreement
Exhibit C –	Form of Special Warranty Deed
Exhibit D –	Form of Bill of Sale
Exhibit E –	Form of Assignment and Assumption Agreement
Exhibit F –	Form of Tenant Notification Letter
Exhibit G –	Florida Energy Brochure
Exhibit H –	Form of Electronic Confidentiality Agreement

Schedules

Schedule 1.4 –	Rent Roll
Schedule 1.5 –	Licenses
Schedule 1.8 –	Contracts
Schedule 4.1 –	Property Information
Schedule 6.1.3 –	Litigation
Schedule 6.1.8 –	Violations of Law

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the cover page hereof (the “Effective Date”), by and between GGT CRESCENT CROSSTOWN FL VENTURE, LLC, a Delaware limited liability company (“Seller”), and CENTENNIAL HOLDING COMPANY, LLC, a Georgia limited liability company (“Purchaser”).

ARTICLE 1 PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

1.1 Land. Seller’s fee simple interest in and to all of that certain tract of land situated at 9712 Bosque Creek Circle, Tampa, Hillsborough County, Florida, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon; (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (iii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.2 Improvements. A 344-unit multi-family apartment project, and all other improvements and structures constructed or located on the Land in connection therewith (the “Improvements”).

1.3 Personal Property. All of Seller’s right, title and interest in and to the following (collectively, the “Personal Property”; provided, the “Personal Property” shall specifically exclude any property owned by tenants under leases):

1.3.1 mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon the Improvements;

1.3.2 maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or on, the Improvements;

1.3.3 site plans, surveys, plans and specifications and floor plans in Seller’s possession, if any, that relate to the Land or Improvements;

1.3.4 subject to Section 7.4.2, pylons and other sign structures situated on or at the Land or Improvements; and

1.3.5 other tangible personal property owned by Seller and used exclusively in connection with, and/or located in or on, the Land or Improvements as of the Effective Date and/or as of the Closing (as hereinafter defined).

1.4 Leases. Seller’s right, title and interest in all leases listed and described on the rent roll attached hereto as Schedule 1.4 (the “Rent Roll”), as well as under all leases or occupancy agreements with tenants or other persons or entities leasing all or any portion of the Improvements hereafter executed by Seller in accordance with the terms of this Agreement (collectively, the “Leases”).

1.5 Licenses. Seller’s right, title and interest in all licenses, license agreements and other similar agreements with licensees or other persons or entities using any portion of the Improvements (collectively, the “Licenses”), a current list of which is attached hereto as Schedule 1.5.

1.6 Security Deposits. Seller’s right, title and interest in all security deposits held by Seller in connection with the Leases and not applied pursuant to the terms thereof.

1.7 Guaranties. Seller’s right, title and interest in any and all guaranties of the Leases, if any.

1.8 Contracts. Subject to Section 7.1.2 hereof, Seller’s right, title and interest in all contract rights related to the Land, Improvements, Personal Property or Leases that will remain in existence after Closing, to the extent assignable, including, without limitation, Seller’s interest in the following: parking, management, maintenance, commission, architectural, supply or service contracts, plans and specifications, surveys, warranties and guarantees related to the Land, Improvements, Personal Property, or Leases, but expressly excluding the existing property management agreement that will be terminated as of the time of Closing (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.8.

1.9 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, if any, entitlements and governmental approvals that relate to the Land, Improvements, Personal Property, Leases, or Contracts, to the extent assignable (collectively, the “Permits”).

1.10 Intangibles. Seller’s right, title and interest, if any, in and to the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, development rights, warranties (including all assignable termite warranties and bonds), resident and tenant files for current residents and tenants, if any and to the extent owned by Seller and assignable, all rights to use the name “Crosstown” in connection with the Property, and all assignable telephone numbers and websites domain names associated with the Property including but not limited to the right, at Purchaser’s expense and at Purchaser’s sole option, to use https://www.crescentcrosstown.com/ for a period of ninety (90) days after the Closing solely for the purpose of forwarding visitors to Purchaser’s website for the Property; but expressly excluding (i) any name or trademark containing the phrase “Crescent”, or any variation or derivative thereof, relating to the Land, the Improvements and/or Personal Property; and (ii) except as set forth above, any web sites, web content, web design, links, Internet domain names, manuals and instruction materials, marketing materials relating to the Land, the Improvements and/or Personal Property (collectively, the “Intangibles”).

ARTICLE 2 PURCHASE PRICE AND DEPOSIT

2.1 Payment. The purchase price for the Property (the “Purchase Price”) is Fifty-Eight Million Three Hundred Thousand and 00/100 Dollars ($58,300,000.00). The cash due at Closing on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price shall be paid by wire transfer of immediately available funds at the Closing. Seller and Purchaser shall mutually agree, each acting in good faith, on the allocation of the Purchase Price among the Land, Personal Property and Improvements prior to the Closing. Such agreed-upon allocation shall be used solely for transfer, sales and similar tax purposes and in any declaration or filing with any governmental authority in connection with the same. The allocation of the Purchase Price for all other purposes, whether for local, state or federal taxes or otherwise, shall not be restricted by this Agreement and shall not require the consent of the other party.

2.2 Deposit.

2.2.1 Within two (2) Business Days following the Effective Date, Purchaser shall deposit with First American Title Insurance Company, National Commercial Services in Atlanta, Georgia, Attention: Terry W. Wilson, Senior Escrow Officer (the “Escrow Agent” or “Title Company”), by bank wire transfer the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00), as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder (together with all interest thereon if any, the “Initial Deposit”). Prior to making the Initial Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”). So long as Purchaser does not terminate this Agreement as provided in Section 5.1.4, then no later than two (2) Business Days following the expiration of the Study Period (as hereinafter defined), Purchaser shall deposit with the Escrow Agent by bank wire transfer the additional sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Second Deposit”), as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder. The Initial Deposit and the Second Deposit, in the total amount of $1,000,000.00, together with all interest thereon, if any, are referred to collectively as the “Deposit.”

2.2.2 Escrow Agent shall place the Initial Deposit and the Second Deposit (if made) in an interest-bearing escrow account at a federally-insured (to the extent of the FDIC limits) commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing (as hereinafter defined), Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price (or, at Purchaser’s election, upon release of the Purchase Price to Seller at Closing, the Deposit shall be returned to Purchaser).

ARTICLE 3 TITLE AND SURVEY

3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by Special Warranty Deed, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for the following (collectively, the “Permitted Exceptions”): (i) real property taxes and assessments attributable to the Property for the year in which Closing occurs and thereafter, not yet due and payable, subject to adjustments as herein provided; (ii) zoning and other regulatory laws and ordinances affecting the Property; (iii) any easement, right of way, encroachment, overlapping of improvements, protrusion, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Commitment to which Purchaser fails to timely object pursuant to Section 3.2.3 or 3.2.4 of this Agreement; (iv) any Purchaser’s Objection (as hereinafter defined) that remains uncured, for whatever reason, at the earlier to occur of (A) Closing hereunder or (B) five (5) Business Days after Seller notifies Purchaser that Seller is unwilling or unable to cure or modify Purchaser’s Objections to the reasonable satisfaction of Purchaser, and (v) the rights and interests of tenants, as tenants only, claiming under the Leases, with no options to purchase, rights of first refusal, or rights of first offer. It shall be a condition to Purchaser’s obligation to close this transaction that title to the Property conveyed and transferred to Purchaser shall be such title to the Property as will enable the Title Company to issue to Purchaser an American Land Title Association (ALTA) Form 2006 Owner’s Policy of Title Insurance (6-17-06) (with Florida modifications) (the “Title Policy”) covering the Property, in the full amount of the Purchase Price, insuring that Purchaser owns title to the Property subject only to the Permitted Exceptions.

3.2 Title Commitment and Survey.

3.2.1 Seller has obtained a title commitment (File No. NCS-741931-ATL, having an effective date of June 26, 2015) (the “Title Commitment”) for an ALTA owner’s policy of title insurance (on the current ALTA 2006 Form) in the amount of the Purchase Price with respect to the Property issued by the Title Company. Seller has delivered copies of the Title Commitment and all items listed as title exceptions therein to Purchaser.

3.2.2 Seller has obtained, at Seller’s sole cost and expense, that certain ALTA/ACSM Land Title Survey of the Property prepared by King Engineering Associates, Inc. dated July 30, 2015, Job. No. 5192-200-012 (the “Survey”), and has delivered a copy of the Survey to Purchaser and the Title

Company. Purchaser may, at Purchaser’s option and expense, obtain further updates or revisions to the Survey, in which case said updated or revised survey shall constitute the “Survey” hereunder. For purposes of the Deed (as hereinafter defined) to be delivered to Purchaser at the Closing, the legal description of the Property shall be the legal description attached hereto as Exhibit A; provided however, if the legal description for the Property as reflected by the Survey differs from the legal description as Exhibit A, Seller shall also execute and deliver to Purchaser at Closing a Quitclaim Deed, without representation or warranty, that utilizes the legal description set forth on the Survey (the “Quitclaim Deed”).

3.2.3 If (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter that is unacceptable to Purchaser, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall, no later than September 9, 2015, notify Seller in writing of such matters (“Purchaser’s Objections”). Except for Purchaser’s Objections that are timely raised pursuant to the preceding sentence and subject to Section 3.2.4 below, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown thereon, and all exceptions listed in the Title Commitment. Within five (5) days after Seller’s receipt of Purchaser’s Objections, Seller shall notify Purchaser in writing of the Purchaser’s Objections, if any, which Seller elects to attempt to cure at or prior to Closing. Seller’s failure to provide such a notice will be deemed an election by Seller not to cure any Purchaser’s Objections. Except as provided in Section 3.2.5 hereof, Seller shall have the right but not the obligation to cure the Purchaser’s Objections. If Seller elects to attempt to cure any of Purchaser’s Objections, then Seller shall use commercially reasonable efforts to attempt to remove, satisfy or cure the same. If Seller is unable or unwilling to eliminate or modify all of Purchaser’s Objections to the commercially reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice to Seller by five (5) days after Seller’s written notice (or deemed notice) to Purchaser of Seller’s intent to not cure one or more of such Purchaser’s Objections; in which event, the Deposit will be returned to Purchaser, and neither party shall have any rights or obligations under this Agreement (other than any obligations of either party that expressly survive termination).

3.2.4 If any revision or update to the Survey or any supplemental title commitment or update issued subsequent to the date of the original Title Commitment discloses any matters not set forth on the original Survey or the original Title Commitment, then, no later than (i) five (5) days after Purchaser’s receipt of the updated Survey, or (ii) five (5) days after Purchaser’s receipt of the supplemented or updated Title Commitment, as applicable, Purchaser shall have the right to object to any such matter, in which event the same procedures for response, termination and waiver set forth above shall apply to such new Purchaser’s Objections. Notwithstanding the foregoing, in the event that any such matter not set forth on the original Survey or the original Title Commitment is the result of an intentional act of Seller after the Effective Date that is not otherwise permitted under this Agreement, then Purchaser shall be permitted to pursue the remedies provided in Section 11.1 hereof.

3.2.5 Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge and remove at Seller’s sole cost and expense, and regardless of whether Purchaser objects to such items: (i) any mortgage, deed to secure debt, deed of trust, security interest or similar security instrument encumbering all or any part of the Property, if any, that was created or entered into by Seller or any party claiming by, through or under Seller; (ii) any mechanic’s, materialman’s or similar lien affecting or encumbering the Property as a result of the action(s) or grossly negligent or willful omission(s) of Seller or the action(s) or grossly negligent or willful omission(s) of any party claiming by, through or under Seller, which, if disputed and not yet resolved, may be bonded over by Seller in compliance with a statutory bonding procedure that has the legal effect of removing the item as a lien on the Property, but expressly excluding any such lien resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees, or any tenant of the Property and with the understanding that if such lien is disputed and not yet resolved, that same may be bonded over by Seller in compliance with a statutory bonding procedure that has the legal effect of removing the item as a lien on the Property in lieu of satisfying same; (iii) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent; (iv) any judgment lien of record against Seller in Hillsborough County, Florida (with the understanding that if such judgment lien is disputed and not yet resolved, that same may be bonded over by Seller in compliance with a statutory bonding procedure that has the legal effect of removing the item as a lien on the Property in lieu of satisfying same); and (v) all title exceptions which Seller has caused or permitted to encumber title to the Property in violation of Section 3.2.6 hereof. Purchaser and Seller agree that such mortgages, liens, judgments or other encumbrances, if any, may be paid out of the cash consideration to be paid by Purchaser at Closing.

3.2.6 Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing apartment units in the Property in the manner described in in Section 7.1 hereof, (ii) terminate, amend or enter into Contracts in the manner described in Section 7.1 hereof, and (iii) use, deplete, remove or replace items of Personal Property in the manner described in Section 7.1 hereof.

ARTICLE 4 PROPERTY INFORMATION

4.1 Property Information. Prior to the Effective Date, Seller has made available to Purchaser, either at the property management office at the Property or via a due diligence website, certain materials which pertain to the Property. All materials pertaining to the Property that have been made available to Purchaser on the due diligence website or at the property management office on or before the Effective Date are hereinafter collectively referred to as the “Property Information”. Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17 of this Agreement, and subject to the restrictions set forth in Section 15.17. Seller makes no representation or warranty as to the truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement.

ARTICLE 5 PURCHASER’S DUE DILIGENCE

5.1 Purchaser’s Due Diligence

5.1.1 Subject to the provisions of this Section, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser’s Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice (which may be sent via electronic mail) required pursuant to this Section 5.1, to enter upon and pass through the Property during normal business hours to examine and inspect and test the same. Notwithstanding any such inspection, or anything to the contrary contained herein, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property. Without limiting the generality of the foregoing, (i) Purchaser agrees that it shall not have the right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Property, the operations of the Property or otherwise), except as provided in Section 5.1.4 below and (ii) Purchaser shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in this Agreement.

5.1.2 In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives, or with any tenants (including, without limitation, having any contacts whatsoever with tenants, including but not limited to telephone conversations or electronic mail messages) at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller (which may be given via electronic mail), it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Willis W. Chapman via electronic mail (at WChapman@crescentcommunities.com) and Darren Pierce via electronic mail at DPierce@crescentcommunities.com), (ii) unreasonably interfere with the business of Seller conducted at the Property or disturb the use or occupancy of any tenant or occupant of the Property or (iii) damage the Property. In conducting any inspection of the Property or otherwise accessing the Property, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming by, under or through such tenants). Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing, and Purchaser shall comply with all of Seller’s reasonable requirements regarding entry upon the Property. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller at least two (2) Business Days’ prior notice thereof (which may be sent via electronic mail). Seller shall be entitled to have a representative present at all times during each such inspection or other access. Purchaser agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. Purchaser shall keep all information obtained during its inspections and access to the Property confidential except as expressly permitted under the Electronic Confidentiality Agreement which is a part of the Apartment Realty Advisors’ website (the “Confidentiality Agreement”). A copy of the Confidentiality Agreement is attached hereto as Exhibit H, and the terms of the Confidentiality Agreement are hereby incorporated herein by this reference. Notwithstanding the foregoing, Purchaser may disclose such information (1) on a need-to-know basis to its employees, potential lenders and investors who are subject to legally binding obligations of confidentiality, (2) as any governmental agency may require in order to comply with applicable laws, (3) to the extent that such information is a matter of public record, (4) if demonstrated by written records as known by Purchaser or Purchaser’s Representatives prior to the date of this Agreement through a source other than Seller, and (5) if such information is or becomes generally known to the public through a source other than Purchaser or Purchaser’s Representatives. If the Closing shall not occur for any reason whatsoever, Purchaser shall: (A) promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests, reports and inspections of the Property, made and conducted by Purchaser or Purchaser’s Representatives or for Purchaser’s benefit that are in the possession or control of Purchaser or Purchaser’s Representatives; (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser; and (C) promptly destroy all copies and abstracts of the materials referenced in (A) and (B) above. Notwithstanding the foregoing, Purchaser shall be entitled to retain copies of such materials that (i) may be required for the purpose of defending or maintaining any litigation relating to this Agreement, (ii) that are located on Purchaser’s automatic back-up and archiving systems or the ordinary operation of electronic devices, and (iii) in order to comply with any legal, regulatory or compliance policies or procedures provided that any such retained information continue to be held confidential under the terms of the Confidentiality Agreement. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive, intrusive or destructive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller, which Seller may give or withhold in its sole discretion (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any damage as aforesaid). This Section 5.1.2 shall survive the Closing or any termination of this Agreement.

5.1.3 Prior to conducting any physical inspection or testing at the Property, Purchaser and Purchaser’s Representatives shall obtain, and during the period of such inspection or testing shall maintain, at their expense: (i) commercial general liability (“CGL”) insurance, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another “occurrence” form providing equivalent coverage, including contractual liability and personal injury liability coverage, with limits of not less than Two Million Dollars ($2,000,000) for any one occurrence and Five Million Dollars ($5,000,000) in the aggregate; (ii) comprehensive automobile liability insurance (covering any automobiles owned or operated by Purchaser or Purchaser’s Representatives) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (iii) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund, and (iv) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Property is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. Seller, and its property manager, shall be covered as additional insureds on the CGL and automobile liability insurance policies with respect to liability arising out of the named insured’s acts or omissions relating to the Property. The insurer and the terms and conditions of all the foregoing policies shall be acceptable to Seller. Prior to making any entry upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages, which certificate of insurance shall be in form and substance satisfactory to Seller.

5.1.4 Purchaser shall have until 5:00 p.m. (Eastern time) on September 14, 2015 (the “Study Period”) within which to determine, in its sole discretion, whether all matters related to the Property are satisfactory to Purchaser. If Purchaser, in its sole discretion, determines that Purchaser does not desire to proceed with the transactions contemplated under this Agreement for any reason or no reason, then Purchaser shall deliver to Seller, prior to the expiration of the Study Period, written notice that Purchaser does not desire to proceed with the transactions contemplated under this Agreement and in such case, this Agreement shall terminate upon Seller’s receipt of such notice, except for those matters which are indicated herein as surviving termination, and the Deposit shall be immediately returned to Purchaser. If Purchaser fails to timely notify Seller prior to the expiration of the Study Period (with time being of the essence) that Purchaser does not desire to proceed with the transactions contemplated under this Agreement as aforesaid, then Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section 5.1.4.

5.1.5 Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees actually suffered, incurred, or sustained by any of the Indemnified Parties directly caused by Purchaser or Purchaser’s Representatives with respect to any due-diligence activities at the Property pursuant to this Agreement, except any arising from the discovery of preexisting conditions (so long as Purchaser does not exacerbate any such condition) or the gross negligence or willful misconduct of the Indemnified Parties. This Section 5.1.5 shall survive the Closing or any termination of this Agreement.

5.2 As Is, Where Is.

5.2.1 Except as provided in the express representations and warranties of Seller set forth in Sections 6.1 and 12 of this Agreement and in Seller’s Special Warranty Deed and the Bill of Sale (all as hereinafter defined) (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.

5.2.2 Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of title, zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

5.2.3 Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Express Representations and Seller’s obligations set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the Improvements constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the Closing Date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 5.2 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 5.2.

5.2.4 Without in any way limiting any provision of this Section 5.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (i) the Disclaimed Matters, (ii) the condition of the Property as of the Closing Date, (iii) the past, present or future condition or compliance of the Property with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA (as hereinafter defined), or (iv) any other state of facts that exists with respect to the Property. The waiver, release and discharge set forth in this Section 5.2.4 shall survive the Closing or any termination of this Agreement.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1 Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows:

6.1.1 Organization. Seller is a Delaware limited liability company, duly formed and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Florida.

6.1.2 Authority/Consent. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement.

6.1.3 Litigation. Except as may be disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not limited to, any condemnation action or real estate tax appeal) is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property.

6.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller, and Seller has not (i) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (ii) made an assignment for the benefit of creditors.

6.1.5 Contracts. Except for the Contracts referenced on Schedule 1.8, there are no current material contracts of construction, employment, parking, maintenance, commission, management, service, or supply in effect and entered into by Seller which will affect the Property after Closing. Seller has provided Purchaser with true, correct and complete copies, in all material respects, of all Contracts, including all amendments and modifications thereof, prior to the execution of this Agreement by Purchaser and Seller. To Seller’s knowledge, no party is in default with respect to its obligations under the Contracts.

6.1.6 Employees. Seller has no employees.

6.1.7 Leases and Rent Roll. Except for (i) the Leases referenced on the Rent Roll attached as Schedule 1.4, (ii) the Licenses referenced on Schedule 1.5, and (iii) the leases, amendments or other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 of this Agreement, there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with anyone in effect which will affect the Property after Closing. To Seller’s knowledge, each Lease is in full force and effect and Seller is not in default under any of the Leases. Seller will provide Purchaser with true, correct and complete copies of all Leases, including all amendments and modifications thereto, as part of the Property Information. The Rent Roll attached as Schedule 1.4 hereto is, and each rent roll hereafter delivered by Seller to Purchaser shall be, (i) the rent roll maintained by Seller and relied on by Seller for internal administration and accounting purposes, and (ii) true and correct in all material respects. Seller has granted no options, rights of first refusal or any other right to acquire any interest in the Property to any party, other than granting occupancy rights to tenants pursuant to the Leases.

6.1.8 Violations of Law. Except as set forth on Schedule 6.1.8, Seller has not received written notice from any governmental authority of any material violation of any federal or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which are unresolved.

6.1.9 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended (the “Code”).

6.1.10 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.

6.1.11 Prohibited Transaction. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

6.1.12 Operating Statements. The operating statements for the Property delivered to Purchaser are the operating statements maintained by Seller and relied on by Seller for internal administration and accounting purposes, and are true and correct in all material respects.

6.1.13 Environmental. (i) Seller has received no written notice from any governmental authority asserting any violation of, and to Seller’s knowledge there is no violation of, Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date, and (ii) to Seller’s knowledge, other than the environmental reports previously delivered to Purchaser, Seller has not commissioned any study relating to the presence or absence of Hazardous Materials on the Property. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” includes petroleum (including crude oil or any fraction thereof) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws.

6.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date, as follows:

6.2.1 Organization. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Georgia, and qualified to do business in the State of Florida.

6.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated in this Agreement.

6.2.3 Prohibited Transaction. Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

6.2.4 ERISA. Purchaser is not an employee pension benefit plan subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as in effect from time to time (“ERISA”) or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Purchaser to acquire the Interest are not subject to any state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The transactions contemplated by this Agreement are not specifically excluded by Part I(b) of PTE 84-14.

6.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Brian J. Natwick (the “Seller Knowledge Individual”), the person in the primary position of responsibility with respect to the Property, without investigation or review of files relating to the Property. In no event shall the Seller Knowledge Individual have any personal liability hereunder.

6.4 Survival. All of the representations and warranties set forth in this Article 6 shall survive the Closing for a period of one hundred eighty (180) days, subject to the provisions of Section 11.1 of this Agreement (the “Survival Period”). Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof prior to the expiration of the Survival Period. Purchaser shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all (as provided below), on or before the date that is sixty (60) days after the expiration of the Survival Period (“Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period, and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which Seller receives a Notice of Breach before the expiration of the Survival Period, provided Purchaser files an action, suit, or proceeding, and serves Seller, with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, Seller shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, Purchaser has acquired or obtained actual knowledge of such inaccuracy and Purchaser elects, nevertheless, to consummate the transaction contemplated hereby. For purposes of this Agreement, the Purchaser’s “actual knowledge” means the present, actual knowledge of Andrew Trotter, without duty of investigation or inquiry.

ARTICLE 7 COVENANTS OF PURCHASER AND SELLER

7.1 Operation of Property. From the Effective Date until the earlier of (i) the termination of this Agreement, and (ii) Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.

7.1.1 Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date.

7.1.2 Seller shall continue to market the Property to prospective tenants and enter into Leases in the ordinary course of business. Any new leases or renewals of existing Leases entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller’s standard apartment lease form, and shall be for terms of no less than six (6) months and no more than thirteen (13) months. Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.

7.1.3 Seller shall keep the Property insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is currently in force.

7.1.4 Seller shall perform the landlord’s material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases.

7.1.5 Seller shall maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

7.1.6 Seller shall not encumber, sell or transfer the Property or any interest therein or alter or amend the zoning classification of the Land or Improvements.

7.1.7 Seller shall not remove any Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), provided that any appliances, leasing office furniture, pool furniture, fitness center equipment, or other similar items of equipment so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.

7.1.8 Seller shall place apartment units that are now vacant or that become vacant into rent-ready condition on or before the Closing Date in accordance with Seller’s current management standards for its apartment properties as though no sale of the Property were contemplated; provided, however, that with respect to apartment units vacated during the five (5) day period ending on the Closing Date, Seller shall have no obligation to put such units into rent-ready condition but will give Purchaser a credit at Closing equal to Five Hundred and 00/100 Dollars ($500.00) per unit for the apartment units vacated during such five (5) day period which are not in rent-ready condition.

7.1.9 Seller shall not take any of the following actions after the expiration of the Study Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	make or permit to be made any material alterations to or upon the Property except as required under Section 7.2 hereof (provided that if Seller commences any such material alterations, Seller shall cause the completion of such alterations prior to Closing at Seller’s sole cost and expense);

(ii)	enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon thirty (30) days’ prior written notice following the Closing, or amend or modify the Contracts in any manner, unless such Contract as amended may be terminated without premium or penalty upon thirty (30) days’ prior written notice, or knowingly fail to timely perform its material obligations under the Contracts (provided that in the case of emergency or other exigent circumstances, Seller shall have the right to enter into contracts to perform repairs or replacements without Purchaser’s consent);

(iii)	settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to calendar year 2015 (which Seller retains the full and unfettered right to settle or compromise, and any refunds applicable to such period shall belong solely to Seller).

Prior to the expiration of the Study Period, Seller shall have the right to take any of the aforesaid actions in this Section 7.1.9 without obtaining Purchaser’s consent thereto, but Seller shall keep Purchaser reasonably informed as to material actions Seller has taken or proposes to take. Whenever in this Section 7.1.9 Seller is required to obtain Purchaser’s consent with respect to any proposed action or transaction, Purchaser shall, within five (5) Business Days after receipt of Seller’s receipt of request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller in writing of its disapproval within said five (5) Business Day period, Purchaser shall be deemed to have disapproved same.

7.1.10 Prior to the expiration of the Study Period, Purchaser shall review the Contracts to determine, among other things, whether Purchaser desires to assume any of such Contracts. Not later than five (5) Business Days prior to the expiration of the Study Period, Purchaser shall deliver a notice to Seller setting forth which of such Contracts, if any, that Purchaser elects to have Seller terminate (and Purchaser’s failure to provide such notice shall be deemed Purchaser’s election to assume all assignable Contracts at Closing). Seller will deliver notices of termination at Closing canceling such Contracts (at Seller’s expense) as Seller is timely notified of by Purchaser. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the Contracts (other than those Contracts which Purchaser has instructed Seller to terminate) pursuant to the Bill of Sale and Assignment and Assumption Agreement. Seller shall cause Seller’s existing property management agreement to be terminated effective as of the Closing Date.

7.2 Governmental Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default given or received by Seller under any of the Leases or Contracts.

7.3 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing that materially affects Seller or the Property and that is instituted after the Effective Date.

7.4 Tradenames and Service Marks.

7.4.1 Purchaser hereby acknowledges and agrees that the name “Crescent”, any other trade name or service mark which includes the word “Crescent” or any other trade name or service mark of Seller or its members (hereinafter collectively referred to as the “Marks”), and each of them, are trade names and service marks of Crescent Communities, LLC; that the Marks, and each of them, are the sole and exclusive property of Crescent Communities, LLC, which owns all right, title, and interest in and to the Marks, and each of them; and that, by this Agreement, Purchaser shall acquire no ownership right or interest of any kind in or to the Marks, or any of them. Purchaser further acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, will result in immediate and irreparable injury to Seller and its affiliates, including, Crescent Communities, LLC, and that Seller and/or its affiliates, including, Crescent Communities, LLC, shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of any such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 7.4.1. Purchaser may continue to use “Crosstown” in the name of the Property after Closing provided Purchaser does not use the “Crescent” name or any of the Marks; provided, however, nothing contained herein shall be deemed to be a warranty of Seller’s or Purchaser’s right to use such names.

7.4.2 Purchaser agrees to remove the “Crescent” name from the Property after Closing including changes in signage, lease forms, and the like. Purchaser agrees to attach a substantial, temporary sign over the existing “Crescent” name or logo on all sign(s) within three (3) Business Days after Closing so that the word “Crescent” will not be visible. Purchaser shall keep such temporary signage in place until Purchaser installs permanent replacements of such signage, and Purchaser shall install such permanent replacement signage on or before the date that is thirty (30) days after Closing. All other signage on the Property containing the Crescent name or any of the Marks shall be promptly removed or replaced, but in any event, on or before the date that is thirty (30) days after Closing.

7.4.3 This Section 7.4 shall survive the Closing.

7.5 Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain by Closing, in form prepared by Purchaser, (i) an estoppel certificate duly executed by the Crosstown Center Association, Inc. with respect to the Declaration of Covenants, Conditions and Restrictions of Crosstown Center, recorded in Book 9865, Page 886, Official Records of Hillsborough County, Florida as amended from time to time (the “Declaration”) stating that (a) there is no existing default under, or violation of any covenant, term, condition, provision, restriction, standard, limitation, rule, regulation or guideline in the Declaration by Seller or the Property, nor are there any conditions or facts which, after giving requisite notice, or the passage of time, or both, would result in such a default or violation, (b) there are no unpaid annual assessments, special assessments, or other assessments under the Declaration assessed against the Property, (c) the Design Review Committee (as defined in the Declaration) has approved all of the improvements constructed on the Property, (d) the Declaration is in full force and effect and has not been amended or modified except as recorded in the aforesaid records, and (e) such other matters as reasonably required by Purchaser and/or Purchaser’s lender; and (ii) an estoppel certificate in form prepared by Purchaser, duly executed by each owner of any property that is burdened by an easement which benefits the Property, confirming that (i) such easement is still in effect and has not been modified and (ii) there are no defaults or unsatisfied obligations by Seller under such easement, including any obligations to pay for maintenance costs.

ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.

8.1.1 Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement.

8.1.2 Subject to the provisions of Section 8.4 below, all representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.1.3 The Title Company is able, and has committed to Purchaser in writing, to issue the Title Policy subject only to the Permitted Exceptions.

8.1.4 Seller shall have delivered to Purchaser or Escrow Agent, as applicable, all of the items required to be delivered to Purchaser or Escrow Agent, as applicable, by Seller or Seller’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 9.2 hereof.

8.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute discretion:

8.2.1 Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

8.2.2 All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.2.3 Purchaser shall have delivered to Seller or Escrow Agent, as applicable, all of the items required to be delivered to Seller or Escrow Agent, as applicable, by Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 9.3 hereof.

8.3 Failure of a Condition

8.3.1 In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party of the condition or conditions which the Unsatisfied Party asserts are not satisfied. If the conditions specified in such notice are not satisfied within five (5) Business Days after receipt of such notice, then the party whose condition precedent was not satisfied, may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser; provided, however, that if such failure of a condition is due to a default by one of the parties (including but not limited to the failure to deliver the items required of such party in Section 9.2 or 9.3 hereof), the disposition of the Deposit and other available rights and remedies shall be governed solely by Article 11 of this Agreement and not by this Section 8.3.1. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 of this Agreement, are not satisfied within the five (5) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to ten (10) additional days, by giving notice thereof to Purchaser within such five (5) Business Day period. Further, Purchaser shall have the right to waive the unsatisfied condition or conditions, by notice to Seller within five (5) Business Days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the Closing Date shall be the date which is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice. Notwithstanding anything contained herein to the contrary, the notice and cure rights provided in this Section 8.3.1 shall not be applicable to Seller’s failure to deliver at Closing any document or item required in Section 9.2 hereof and, accordingly, shall not have the effect of extending the Closing Date in connection with any such failure under Section 9.2.

8.3.2 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.

8.4 Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing, which changes are either (i) permitted to have occurred pursuant to the terms of this Agreement or (ii) are not within the reasonable control of Seller.

ARTICLE 9 CLOSING

9.1 Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Escrow Agent, via an escrow closing, on October 5, 2015 (with time being of the essence with respect thereto), or such earlier date as Seller and Purchaser may mutually agree upon in writing (the “Closing Date”). Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including but not limited to the Closing Statement (as defined in Section 9.5.8 hereof), and to deliver all such documents to the Escrow Agent in escrow not later than the end of the Business Day immediately preceding the Closing Date in order to ensure the orderly and timely transfer of all funds necessary for Closing by not later than 2:00 p.m. (Eastern time) on the Closing Date.

9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

9.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:

9.2.1.1 Special Warranty Deed in the form of Exhibit C hereto (the “Deed”), Seller and Purchaser agreeing that the Deed will contain a Restriction Against Condominium Conversion (and if necessary, the Quitclaim Deed);

9.2.1.2 Bill of Sale in the form of Exhibit D hereto;

9.2.1.3 Assignment and Assumption Agreement in the form of Exhibit E hereto;

9.2.1.4 Letters to each tenant under the Leases in the form of Exhibit F hereto, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made in the manner set forth therein;

9.2.1.5 Closing Statement showing all of the payments, adjustments and prorations provided in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.2.1.6 [intentionally deleted];

9.2.1.7 Subject to Section 8.4, a certificate stating that each of Seller’s representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing Date (the “Seller’s Closing Certificate”); the Seller’s Closing Certificate shall include an updated Rent Roll dated as close to the Closing Date as reasonably practicable, but in no event more than two (2) Business Days prior to the Closing Date, as to which Seller shall make the same representations and warranties, as of the date of such updated Rent Roll, as Seller makes under Section 6.1.7 with respect to the Rent Roll attached hereto;

9.2.1.8 A duly executed affidavit in a form customarily used for commercial real estate transactions in the State of Florida and which is acceptable to the Title Company and sufficient to cause the Title Company to remove the standard exceptions to title, showing among other things that all debts for labor and materials in respect of the Property incurred by or on behalf of Seller have been paid in full and that there are no outstanding claims, suits, debts, rights of occupancy, encumbrances, liens or judgments against the Property, except matters approved or waived by Purchaser pursuant to Article III hereof.

9.2.1.9 Such evidence as is reasonably required by the Title Company evidencing the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein; and

9.2.1.10 Copies of notices of termination of such other service agreements and contracts that Purchaser elected to have terminated in accordance with Section 7.1.2

9.2.1.11 An affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

9.2.1.12 Evidence of termination of Seller’s existing property management agreement.

9.2.2 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items constituting the Property Information referenced in Article 4.

9.2.3 Possession. Seller will deliver to Purchaser possession of the Property, subject to the Leases.

9.2.4 Keys. Seller will deliver to Purchaser all keys for the Property in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

9.2.5 Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement

9.2.6 Seller Estoppel Certificate. If and to the extent Seller is not able to obtain by Closing and deliver to Purchaser any of the estoppel certificates described in Section 7.5 hereof (each an “Estoppel Certificate”), then Seller shall deliver to Purchaser at Closing a certification duly executed by Seller confirming, to Seller’s knowledge, such items to be addressed by the applicable Estoppel Certificate, in form reasonably acceptable to Purchaser.

9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

9.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:

9.3.1.1 Bill of Sale in the form of Exhibit D hereto;

9.3.1.2 Assignment and Assumption Agreement in the form of Exhibit E hereto;

9.3.1.3 Closing Statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.3.1.4 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser; and

9.3.1.5 A certificate stating that each of Purchaser’s representations and warranties contained in this Agreement is true and correct in all material respects.

9.3.2 Payment of Consideration. Purchaser shall pay to Escrow Agent, and Escrow Agent shall actually receive, by bank wire transfer of immediately available funds at Closing the Purchase Price in accordance with Article 2 of this Agreement (subject to the credits, prorations and adjustments provided hereby) not later than 2:00 p.m. (Eastern time) on the Closing Date, with time being strictly of the essence with respect thereto.

9.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.

9.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.

9.5 Costs and Adjustments at Closing.

9.5.1 Expenses. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction, (b) one-half (1/2) of the escrow fee charged by Escrow Agent, (c) the recording charges for the Deed (including state documentary stamp or transfer tax on the Deed) and any other documents to clear title, (d) all charges and costs for any title examinations, the Title Commitment, and the title insurance premium for the owner’s Title Policy in the amount of the Purchase Price, and (e) the cost of the Survey (but not further revisions or updates thereto). Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) costs and expenses related to any updates or revisions to the Survey, (iii) the costs and expenses related to all of Purchaser’s due diligence studies and investigations, (iv) one-half (1/2) of the escrow fee charged by Escrow Agent (not to exceed $500.00), (v) all costs related to Purchaser’s financing of the Property (including, but not limited to, documentary stamp taxes and non-recurring intangible taxes in connection therewith), if applicable, and (vi) the cost of any endorsements to the Title Policy requested by Purchaser or its lender. Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Hillsborough County, Florida.

9.5.2 Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year in which the Closing occurs will be prorated between Seller and Purchaser as of the Apportionment Time (as hereinafter defined) on the basis of actual bills therefor (using the highest available discounted rate), if available. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the applicable period. Any and all rebates or reductions in taxes received subsequent to Closing for the calendar year in which Closing occurs, net of costs of obtaining the same (including without limitation reasonable attorneys’ fees) and net of any amounts due to tenants, shall be prorated as of the Apportionment Time, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Eastern time on the date immediately prior to the Closing Date.

9.5.3 Lease Security Deposits. At Closing, Seller shall pay to Purchaser, as a credit against the Purchase Price, an amount equal to all security deposits and other deposits held by Seller under the Leases (together with accrued interest thereon required by law or by the terms of the Leases), and thereafter Purchaser shall be solely obligated for the return of such security deposits and other deposits.

9.5.4 Rents. All rents and other costs or charges paid by tenants under the Leases shall be prorated as of the Apportionment Time, to the extent actually collected by Seller. With respect to any rent or charges that are delinquent prior to Closing, Seller shall have the right to pursue all rights and remedies against the tenants to recover such delinquencies; provided, however, that Seller shall not be entitled to dispossess such tenants. Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to Closing which are attributable to periods prior to Closing; provided, however, that such amounts received from tenants after Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full. From and after Closing and for a period of sixty (60) days thereafter, Purchaser shall use commercially reasonable efforts to collect from the tenants all rents that are delinquent for the period prior to Closing.

9.5.5 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing shall have not been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

9.5.6 Contracts. All payments made or required under Contracts assumed by Purchaser shall be adjusted and apportioned as of the Apportionment Time.

9.5.7 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will obtain its own insurance coverage.

9.5.8 Closing Statement. Not later than two (2) Business Days prior to the Closing, Seller or its agents or designees shall cause the Escrow Agent to prepare, and promptly thereafter, Seller and Purchaser shall jointly agree upon, a closing statement (the “Closing Statement”) that will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase

Price to be paid to Seller at the Closing, as applicable. Not later than the date that is one hundred eighty (180) days after the Closing Date, Seller and Purchaser shall reprorate the adjustments and prorations provided for herein respecting any items that were not capable of being determined as of the Closing Date or that previously were wrongfully determined and need to be corrected and the manner in which such items shall be determined and paid. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Closing Statement shall be paid in cash by the party obligated therefor within five (5) Business Days following the reproration by Seller and Purchaser. The reprorations agreed to by Seller and Purchaser not later than one hundred eighty (180) days after the Closing Date shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at the time such reproration has been made by Seller and Purchaser, which items shall be determined and paid promptly as soon as they are capable of being determined. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

9.5.9 Survival. The provisions of this Section 9.5 shall survive Closing.

ARTICLE 10 DAMAGE AND CONDEMNATION

10.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.

10.1.1 Minor Damage. If the cost for repairing such damage is less than One Million and 00/100 Dollars ($1,000,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the right at Closing to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property. Notwithstanding the foregoing, in the event the damage is less than One Million and 00/100 Dollars ($1,000,000.00) and prior to Closing sufficient insurance proceeds to repair any damage are not received or committed in writing by the insurance carrier, Seller shall either repair such damage by Closing or give Purchaser a credit at Closing in an amount sufficient to pay for the cost unpaid as of Closing for repair of the applicable damage (i.e., to restore the Property to substantially the same condition as immediately before such casualty), such amount to be determined by an architect or other appropriate professional selected by Seller and approved by Purchaser, such approval not to be unreasonably withheld, conditioned or delayed.

10.1.2 Major Damage. If the cost for repairing such damage exceeds One Million and 00/100 Dollars ($1,000,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) Business Days (or such shorter period so as to permit Closing to occur not later than the Closing Date, time being strictly of the essence) after Seller’s notice of damage to Purchaser, either (i) to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such five (5) Business Day period (or such shorter period so as to permit Closing to occur not later than the Closing Date, time being strictly of the essence) of Purchaser’s election to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

10.2 Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly notify Purchaser thereof.

10.2.1 Minor Condemnation. If the condemnation does not affect all or a material portion of the Property, then Purchaser shall consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing. For purposes of this Section 10.2, a “material portion” of the Property shall mean (a) any portion of the buildings, (b) a portion which, after such condemnation, would cause the Property to be non-compliant with any applicable governmental regulations, or (c) a portion which, after such condemnation would unreasonably restrict access to the Property to the public right of way.

10.2.2 Major Condemnation. If the condemnation affects all or a material portion of the Property, then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) Business Days (or such shorter period so as to permit Closing to occur not later than the Closing Date, time being strictly of the essence) after Seller’s notice of condemnation to Purchaser to either (i) proceed to Closing in accordance with the terms and conditions of this Agreement (in which event Purchaser shall consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing), or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS

11.1 Seller Default At or Before Closing. If Seller is in breach or default of any of its obligations or agreements hereunder when performance is required on or prior to the Closing Date, or if any of the representations contained in Section 6.1 should be false in any material respect (subject to the provisions of Section 8.4) and Purchaser has obtained or acquired actual knowledge of same on or prior to the Closing Date, then Purchaser shall have the right, at its sole option and as its sole and exclusive remedy, and Purchaser hereby waives its right to pursue any other remedy at law or in equity, either (i) to terminate this Agreement by written notice to Seller and the Escrow Agent, in which event the Deposit shall be returned to Purchaser, and Seller shall pay to Purchaser an amount equal to the sum of all actual and documented third party costs and expenses incurred by Purchaser in connection with this Agreement up to a maximum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Third Party Costs”), whereupon neither party shall have any further rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, or (ii) to pursue specific performance of the obligations of Seller hereunder. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such action for specific performance within sixty (60) days after the scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against the Property. In no event shall Purchaser seek, or Seller be liable for, any damages to Purchaser (other than the Third Party Costs), including, without limitation, punitive or consequential damages, except that Purchaser shall have the right to pursue an action against Seller for Purchaser’s actual damages suffered on account of a default by Seller under Section 12.2 of this Agreement, and nothing herein shall limit Purchaser’s right to seek equitable relief against Seller to enforce the provisions of Section 15.17 of this Agreement.

11.2 Seller Default From and After Closing. Subject to the limitations set forth in Section 6.4 of this Agreement, if Seller is in breach or default of any of its obligations or agreements hereunder that survive the Closing when performance is required, including, without limitation, any obligations or agreements under the documents delivered at Closing by Seller pursuant to Section 9.2.1 of this Agreement, or if any of the Express Representations should be false in any material respect and Purchaser shall first acquire actual knowledge of same after the Closing Date, then Purchaser shall give Seller written notice of such breach or default of such obligation, agreement or representation hereunder prior to the expiration of the applicable survival period of such breach or default. If the reasonably estimated losses or damages sustained as a result of Seller’s failure or inability to perform any of its obligations, agreements or Express Representations hereunder exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00), then Seller shall be liable for the actual direct damages suffered by Purchaser due to such uncured breach or default from the first dollar of loss. Notwithstanding anything to the contrary contained herein, (i) in no event shall Seller be liable to Purchaser for damages in an aggregate amount in excess of Five Hundred Eighty-Three Thousand and 00/100 Dollars ($583,000.00), (ii) Seller’s inability to satisfy a condition of this Agreement shall not be considered a default by Seller hereunder unless such inability results from the breach of any of Seller’s representations set forth in Section 6.1 or the breach of Seller’s express covenants and obligations hereunder (including but not limited to the obligation to deliver the items set forth in Section 9.2 hereof), and (iii) if Purchaser has obtained or acquired actual knowledge of a default by Seller on the Closing Date and Purchaser elects to close the transaction contemplated herein, Purchaser shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default.

11.3 Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of the Property if and when required to do so under the terms of this Agreement, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such failure. Consequently, if Purchaser fails to consummate the purchase of the Property on the Closing Date or fails to perform any of its other covenants in any material respect, or otherwise defaults in its obligations hereunder, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination, except that Seller shall have the right to pursue an action against Purchaser for Seller’s actual damages suffered on account of a default by Purchaser under Sections 5.1.2 and 12.2 of this Agreement, and nothing herein shall limit Seller’s right to seek equitable relief against Purchaser to enforce the provisions of Section 15.17 of this Agreement; provided, however, nothing contained herein shall entitle Seller to consequential or punitive damages or any other sums in excess of Seller’s actual damages.

11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form, along with any and all tests results and studies of the Property performed by or on behalf of Purchaser pursuant to Article 5, excluding any confidential or proprietary information or financial modeling. The obligations of Purchaser under this Section 11.4 shall survive any termination of this Agreement

11.5 Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default for purposes of this Article 11 until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within ten (10) days after receipt of such notice; provided, however, that this Section 11.5 shall not be applicable to Purchaser’s failure to deliver the Deposit or any portion thereof on the date required hereunder or to a party’s failure to execute and deliver any document such party is required to execute and deliver on the Closing Date and, accordingly, shall not have the effect of extending the Closing Date or the due date of any Deposit hereunder.

ARTICLE 12 BROKERAGE COMMISSION

12.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Apartment Realty Advisors of the Carolinas, Inc. (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

12.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 13 NOTICES

13.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing (except as expressly provided in Section 5.1.2 hereof).

13.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by FedEx or a similar nationally recognized overnight courier service, or (iv) by electronic mail (provided a copy of such notice is deposited with a nationally recognized overnight courier for next Business Day delivery). All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	GGT Crescent Crosstown FL Venture, LLC
c/o Crescent Communities, LLC
227 W. Trade Street
Suite 1000
Charlotte, NC 28202
Attention: Brian J. Natwick, President Multifamily Division
Email: bnatwick@crescentcommunities.com

With copies to:	GGT Crescent Crosstown Holdings, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Michael Tetrick
Email: mike.tetrick@cnl.com

and:

GGT Crescent Crosstown Holdings, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Tracey Bracco, Esq., assistant General Counsel
Email: tracey.bracco@cnl.com

and:

Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway
Suite 1800
Atlanta, GA 30339
Attention: Sanford H. Zatcoff, Esq.
Email: szatcoff@hnzw.com

and:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
Attention: Joaquin E. Martinez, Esq.
Email: joaquin.martinez@lowndes-law.com

As to Purchaser:	Centennial Holding Company, LLC
3348 Peachtree Road, NE, Suite 1000
Atlanta, GA 30326
Attention: Andrew Trotter
Email: atrotter@centennialholdingco.com

With a copy to:	Burr & Forman LLP
171 17th Street NW, Suite 1100
Atlanta, GA 30363
Attention: Rick Fishman, Esq. and Erin Ward, Esq.
Email: rfishman@burr.com and eward@burr.com

As to Escrow Agent:	First American Title Insurance Company
Six Concourse Parkway
Suite 2000
Atlanta, Georgia 30328
Attention: Terry W. Wilson
Email: twwilson@firstam.com

Either party may from time to time by written notice to the other party designate a different address for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii) or (iii) of this Section 13.3. Anything contained in this Section 13.3 to the contrary notwithstanding, all notices may be executed and sent by the parties’ counsel.

ARTICLE 14 ASSIGNMENT

Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of the party whose consent has been requested. Seller hereby consents to an assignment at Closing by Purchaser of its interest in this Agreement to a Permitted Affiliate without further evidence of such subsidiary’s financial capability to consummate Closing hereunder, provided that such subsidiary shall assume, in writing (by execution of an assignment and assumption agreement satisfactory to Seller), all of Purchaser’s obligations under this Agreement. For purposes hereof, the term “Permitted Affiliate” means an entity that controls, is controlled or managed by, or is under common control with Purchaser and/or those persons controlling and/or managing Purchaser.

ARTICLE 15 MISCELLANEOUS

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of Florida (without reference to conflicts of laws principles).

15.7 Exhibits. All exhibits, attachments, schedules, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in the State of Florida. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

15.13 Press Releases. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller except for any disclosure that may be required by law or applicable regulation to be made to any applicable governmental or quasi-governmental authorities or to the public. After the Closing has occurred, Seller and Purchaser shall each have the right to issue a press release regarding consummation of the transactions contemplated in this Agreement.

15.14 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the non-prevailing party in such litigation shall pay the costs, expenses and attorneys’ fees incurred by the prevailing party in connection with such action.

15.15 Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.

15.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

15.17 Confidentiality

15.17.1 Except as provided otherwise in this Section 15.17, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which may be granted or withheld in the sole discretion of the other party. However, each party consents to any disclosure of this Agreement which the other party reasonably believes is required by law, by public disclosure obligations required by the U.S. Securities and Exchange Commission, or which is recommended in good faith by counsel to such other party.

15.17.2 It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding the foregoing, Purchaser shall have the right to deliver such information to Purchaser’s potential investors and potential lenders, in each case on a need-to-know basis after the recipients have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 15.17. The aforementioned shall not preclude the disclosure to potential investors of the proposed purchase price, the net operating income of the Property and the approximate rate of return on the investment.

15.17.3 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Section 15.17.

15.17.4 Notwithstanding any other provision of this Agreement, the provisions of Section 15.17 shall survive the termination of this Agreement for one (1) year following the Effective Date, but shall not survive Closing.

15.18 Jurisdiction and Service of Process. The parties hereto agree to submit to personal jurisdiction in the State of Florida in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of Florida and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates its counsel, Burr & Forman LLP, as its agent for service of process in connection with any matter relating to this Agreement. The provisions of this Section 15.18 shall survive the Closing or the termination hereof.

15.19 Exculpation. Purchaser agrees that it does not have and will not have any claims or causes of action against the Seller Knowledge Individual or any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 15.19, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 15.19 shall survive the termination of this Agreement and the Closing.

15.20 Disclosures.

15.20.1 Section 404.056(6), Florida Statutes, requires the following notice to be provided with respect to the contract for sale and purchase of any building:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the Hillsborough County health department.

15.20.2 In accordance with the requirements of Section 553.996, Florida Statutes, the following notice is given to Purchaser:

ENERGY: Purchaser may have the energy efficiency of the building being purchased determined. Purchaser acknowledges receipt of a brochure notifying Purchaser of the option for an energy efficient rating on the Improvements. A copy of such brochure is attached as Exhibit G.

15.20.3 If applicable, pursuant to Section 161.57(2), Florida Statutes, Purchaser waives the right to obtain from Seller an affidavit with respect to, or a survey meeting the requirements of Chapter 472 of the Florida Statutes delineating, the location of the coastal construction control line on the Property

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

GGT CRESCENT CROSSTOWN FL VENTURE, LLC, a Delaware limited liability company

By:	Crescent Crosstown II, LLC, a Delaware limited liability company, its Operating Member

	By:	Crescent Multifamily Holdings, LLC, a Delaware limited liability company, its sole member and manager

		By:	Crescent Communities, LLC, a Georgia limited liability company, its sole manager

			By:	/s/ Brian J. Natwick
Brian J. Natwick, President-Multifamily Division

PURCHASER:

CENTENNIAL HOLDING COMPANY, LLC, a Georgia limited liability company

By:	/s/ Doug B. Bowles
Name:	Doug B. Bowles
Title:	Chief Operating Officer

EXHIBIT A

LEGAL DESCRIPTION

Intentionally Omitted

EXHIBIT B

ESCROW AGREEMENT

Intentionally Omitted

EXHIBIT C

FORM OF SPECIAL WARRANTY DEED

Intentionally Omitted

EXHIBIT A

Intentionally Omitted

EXHIBIT B

[Permitted Exceptions]

Intentionally Omitted

EXHIBIT “C”

TO SPECIAL WARRANTY DEED

RESTRICTIONS AGAINST CONDOMINIUM CONVERSION

Intentionally Omitted

EXHIBIT D

FORM OF BILL OF SALE

Intentionally Omitted

EXHIBIT A

REAL PROPERTY DESCRIPTION

Intentionally Omitted

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Intentionally Omitted

EXHIBIT A

Real Property Description

Intentionally Omitted

EXHIBIT B

Leases, Licenses and Security Deposits

Intentionally Omitted

EXHIBIT C

Contracts

Intentionally Omitted

EXHIBIT F

FORM OF TENANT NOTIFICATION LETTER

Intentionally Omitted

EXHIBIT G

FLORIDA ENERGY BROCHURE

Intentionally Omitted

EXHIBIT H

Electronic Confidentiality Agreement

Intentionally Omitted

SCHEDULE 1.4

RENT ROLL

Intentionally Omitted

SCHEDULE 1.5

LICENSES

NONE

SCHEDULE 1.8

CONTRACTS

Intentionally Omitted

SCHEDULE 6.1.3

LITIGATION

NONE

SCHEDULE 6.1.8

VIOLATIONS OF LAW

NONE